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Exhibit 21.1

EPIQ SYSTEMS, INC.

List of Subsidiaries

Subsidiary	State of Organization	Doing Business As
EPIQ Systems Acquisition, Inc.(1)	New York
Bankruptcy Services LLC(2)	New York	Bankruptcy Services

(1)
100% owned by EPIQ Systems, Inc.

(2)
100% owned by EPIQ Systems Acquisition, Inc.

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  Exhibit 21.1